Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-117692

FINAL TERM SHEET

Dated: August 13, 2007

Issuer:	Safeway Inc.

Size:	$500,000,000

Maturity:	August 15, 2017

Coupon (Interest Rate):	6.35%

Underwriting Discount:	0.650%

Yield to Maturity:	6.358%

Spread to Benchmark Treasury:	+158 basis points

Benchmark Treasury:	4.75% due August 15, 2017

Benchmark Treasury Price and Yield:	99-25, 4.778%

Interest Payment Dates:	February 15 and August 15, commencing February 15, 2008

Price to Public:	99.942%

Redemption Provisions:	In addition to the change of control triggering event as described in the Preliminary Prospectus Supplement dated August 13, 2007, redeemable as described below.

Make-whole call:	At any time at the greater of 100% of the principal amount of the notes being redeemed or discounted present value at Treasury Rate plus 25 basis points

Settlement Date:	August 17, 2007 (T+4)

Ratings:	Baa2 by Moody’s Investors Service, Inc., BBB- by Standard & Poor’s Ratings Services and BBB by Fitch Ratings

Joint Book-Running Managers:	Banc of America Securities LLC BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

Co-Managers:

Goldman, Sachs & Co.

J.P. Morgan Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Morgan Stanley & Co. Incorporated

Greenwich Capital Markets, Inc.

Credit Suisse Securities (USA) LLC

Loop Capital Markets, LLC

UBS Securities LLC

Wells Fargo Securities, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322 or e-mailing a request to dg.prospectus_distribution@bofasecurities.com, BNP Paribas Securities Corp. toll-free at 1-800-854-5674, or Deutsche Bank Securities Inc. toll-free at 1-800-503-4611.